================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          SECOND BANCORP, INCORPORATED
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                              SECOND BANCORP LOGO

                   108 Main Avenue, S.W. - Warren, Ohio 44481

                                 April 1, 1997

                     NOTICE OF ANNUAL SHAREHOLDERS MEETING

TO THE SHAREHOLDERS OF SECOND BANCORP, INCORPORATED:

        Notice is hereby given that the Annual Meeting of Shareholders of Second Bancorp, Incorporated, will be held in the Directors Room of The Second National Bank of Warren, 108 Main Avenue, S.W., Warren, Ohio, on Tuesday, May 13, 1997, at 1:30 P.M. for the following purposes:

          1. To fix the number of directors at seven (7).

          2. To elect three (3) directors of the Corporation to serve until the 1999 Annual Meeting of Shareholders or until resignation or removal.

          3. To approve an amendment to the Corporation's Articles of Incorporation for the purpose of increasing the number of authorized common shares from 10,000,000 to 20,000,000.

          4. To ratify the appointment of Ernst & Young LLP as the independent Certified Public Accountants of Second Bancorp, Incorporated.

          5. To transact such other business as may come before the meeting or any adjournment thereof.

        March 15, 1997, has been fixed by the Board of Directors as the record date. Only those shareholders of record as of the close of business on that date are entitled to notice of and to vote at the meeting.

        WHETHER OR NOT YOU CONTEMPLATE ATTENDING THE ANNUAL SHAREHOLDERS MEETING, THE BOARD OF DIRECTORS URGES YOU TO SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

        YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY NOTICE IN WRITING DELIVERED TO THE SECRETARY OF SECOND BANCORP OR BY EXECUTION OF A LATER DATED PROXY. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

        A proxy statement is submitted herewith.

                                           Christopher Stanitz
                                           Secretary of Second Bancorp,
                                           Incorporated

                              SECOND BANCORP LOGO

                   108 Main Avenue, S.W., Warren, Ohio 44481

                                 April 1, 1997

                                PROXY STATEMENT

     The Annual Meeting of Shareholders (the "Annual Meeting") of Second Bancorp, Incorporated ("Second Bancorp", the "Company," or the "Corporation"), will be held Tuesday, May 13, 1997, at 1:30 P.M. in the Board of Directors Room at the Main Office of The Second National Bank of Warren ("Second National" or the "Bank"), 108 Main Avenue, S.W., Warren, Ohio. This Proxy Statement is being mailed on or about April 1, 1997.

     Only those shareholders of record at the close of business March 15, 1997, will be entitled to vote.

     The solicitation of proxies will be made by mail except for any incidental solicitation by officers and representatives of Second Bancorp and of its subsidiary by personal interviews, by telephone, or by telegraph. Second Bancorp will bear the cost of the solicitation of proxies, and it may reimburse brokers and others for their expenses in forwarding solicitation material to beneficial owners of Second Bancorp.

                     COMMON AND PREFERRED STOCK OUTSTANDING

     As of the record date for the Annual Meeting there were 3,385,248 shares of common stock outstanding, of which 3,334,987 shares are entitled to vote. The remaining 50,261 shares are held by Second National, the wholly owned subsidiary of Second Bancorp, in certain capacities as a fiduciary and cannot be voted.

     The general corporation law of Ohio provides that if notice in writing is given by a shareholder to the president, a vice president, or secretary of the Corporation, not less than 48 hours before the time fixed for holding the meeting, that the shareholder desires the voting at such election to be cumulative, and an announcement of such notice is made upon the convening of the meeting by the chairman of the meeting, or by or on behalf of the shareholder giving such notice, then each shareholder shall have cumulative voting rights in the election of directors. Proxies solicited by the Board of Directors will be voted cumulatively, if necessary. For all other purposes, each share is entitled to one vote.

                               SECURITY OWNERSHIP

     As of the record date, there are no persons, or "groups" as the term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, who own of record or beneficially more than five percent of any class of Second Bancorp's voting securities. The following table indicates the number of shares of Company stock owned directly or beneficially by all Second Bancorp directors and officers as a group as of the record date.

                                                                  AMOUNT OF AND         PERCENT
                                                                    NATURE OF             OF
     TITLE OF CLASS             NAME OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP     CLASS
-------------------------    ------------------------------    --------------------     ------
                             Second Bancorp's officers and
Common stock                 directors as a group(1)           170,070.48 shares(2)     5.024%

     Under Securities laws of the United States, Second Bancorp's directors, its executive (and certain other) officers, and any persons holding more than ten percent of any class of Second Bancorp security are required to report their ownership of Second Bancorp securities and any changes in that ownership to the Securities and Exchange Commission and to Nasdaq on a timely basis. Second Bancorp is required to report in this Proxy Statement any failure to make the necessary filing as and when due. In making the following statement, Second Bancorp has relied on the written representations of its incumbent directors and officers and copies of reports known by the Company to have been have filed with the SEC. During 1996, all of the required filings were made on a timely basis.

---------------

(1) The officer and director group is comprised of 16 individuals. Officer shareholdings include outstanding stock options exercisable as of the record date.

(2) See footnotes for directors regarding beneficial ownership. Figures include shares deemed beneficially owned but as to which the officer or director in question has disclaimed that beneficial ownership.

                             ELECTION OF DIRECTORS

     Pursuant to the Articles of Incorporation of Second Bancorp, the Board of Directors is divided into two classes, each consisting of approximately one-half of the entire board. The directors serve staggered two year terms, so that directors of only one class are elected at each Annual Meeting. At the forthcoming Annual Meeting, the shareholders will be asked to fix the maximum number of directors at 7 and to elect 3 directors in Class I. Each director elected at the Annual Meeting will hold office until the 1999 Annual Meeting of Shareholders or, if earlier, until resignation or removal. Except as otherwise specified in the proxy, the shares represented by all properly executed and returned proxies will be voted for the election of the 3 nominees named below as directors of Second Bancorp. If, though currently unanticipated, a nominee should become unavailable to serve, proxies will be voted for the election of such person, if any, as shall be recommended by the Board of Directors.

     The names of the nominees for director of Second Bancorp, together with specific information about the nominees, are as follows.

                                                                               NUMBER AND
                                                                               PERCENTAGE
                                                                            OF COMMON SHARES
                                           PRINCIPAL OCCUPATION                  OWNED
                                           DURING THE PAST FIVE            BENEFICIALLY AS OF      DIRECTOR
        NOMINEES             AGE          YEARS AND DIRECTORSHIPS          MARCH 15, 1997 (1)       SINCE
-------------------------    ---     ---------------------------------    --------------------     --------
Class I Term Expires in 1999
Norman C. Harbert            63      Chairman, President, and Chief              5,665.75(2)         1987
                                     Executive Officer of the HAWK
                                     Corporation, owner of several
                                     manufacturing firms. Mr. Harbert
                                     is also a director of Caliber
                                     Systems, Inc. and New West
                                     Eyeworks.

John L. Pogue                52      Partner, Hoppe, Frey, Hewitt &                812.44(3)         1987
                                     Milligan (attorneys).

Raymond John Wean, III       48      President and Chief Executive                  4,333(4)         1987
                                     Officer of Barto Technical
                                     Services, Inc. Prior to January
                                     1995, President of Danieli Wean,
                                     Inc., and President and Chief
                                     Executive Officer of Wean,
                                     Incorporated, formerly, Wean
                                     United, Inc., designer and
                                     manufacturer of industrial
                                     machinery.

---------------

(1) Unless otherwise stated, each nominee or director's percentage ownership of the Company's stock is less than 1%.

(2) Includes 2,000 shares of stock held by the trustee of Mr. Harbert's defined benefit plan and 1,099.55 shares of stock held in a personal trust for his benefit.

(3) Includes 223 shares of common held in a SEP IRA account for Mr. Pogue's benefit.

(4) Includes 495 shares owned by Mr. Wean's wife and 990 shares owned by his minor children, the beneficial ownership of which he has disclaimed.

     The names of the four remaining Second Bancorp directors, together with specific information about the directors, are as follows.

                                                                               NUMBER AND
                                                                               PERCENTAGE
                                                                            OF COMMON SHARES
                                           PRINCIPAL OCCUPATION                  OWNED
        CLASS II                           DURING THE PAST FIVE            BENEFICIALLY AS OF      DIRECTOR
        DIRECTORS            AGE          YEARS AND DIRECTORSHIPS          MARCH 15, 1997 (1)       SINCE
-------------------------    ---     ---------------------------------    --------------------     --------
Class II Term Expires in 1998
Alan G. Brant                65      Chairman and President, Second             45,287.22(2,3,4)     1987
                                     Bancorp and President, Director,              (1.338%)
                                     and Chief Executive Officer,
                                     Second National Bank.

John A. Anderson             59      Chairman and Chief Executive                8,182.77            1987
                                     Officer; The Taylor-Winfield
                                     Corporation, Ravenna
                                     Manufacturing Company and
                                     Hubparts, Inc.

John C. Gibson               68      Chairman of the Board, Jack                 9,683.35(5,6)       1987
                                     Gibson Construction Company,
                                     Director, Sovereign Circuits,
                                     Inc.

Robert J. Webster            73      Retired and past President and                22,045(7)         1987
                                     Chief Executive Officer, Denman
                                     Corporation, manufacturer of
                                     automobile tires and rubber
                                     rolls.

     During 1996 there were 7 meetings of the Board of Directors. Each incumbent director and director nominee was present for more than 75 percent of the number of meetings of the Board of Directors. The members of Second National's Examining (Audit) Committee are Mr. Robert C. Lewis, Jr., a director of Second National, Joseph D. Rusnak, an officer of Company and Second National Bank and directors Gibson, Harbert, and Wean, III. The functions of the Examining Committee are to meet with Second National's auditors to review and inquire as to audit functions and other financial matters and to review the year-end audited financial statements of Second Bancorp and its subsidiary and reports of the national bank examiners as related to Second National. The Examining Committee held 6 meetings in 1996. Second Bancorp's board of directors has no Nominating Committee.

---------------

(1) Unless otherwise stated, each nominee or director's percentage ownership of Second Bancorp stock is less than 1%.

(2) Includes 7,853 shares of stock held by Mr. Brant's wife, the beneficial ownership of which he has disclaimed.

(3) Includes 9,248.22 shares of stock held for Mr. Brant's benefit by the Bank's Savings Plan. Mr. Brant is 100% vested in these shares.

(4) Includes 7,500 shares of stock representing a like number of currently exercisable options owned by Mr. Brant.

(5) Includes 887.45 shares of common stock owned by, or for the benefit of, Mr. Gibson's wife, the beneficial ownership of which he has disclaimed.

(6) Includes 1,133.23 shares which are owned by the Jack Gibson Construction Company which company is controlled by Mr. Gibson.

(7) Includes 5,116 shares of stock owned by Mr. Webster's wife, the beneficial ownership of which he has disclaimed.

                             EXECUTIVE COMPENSATION

     Under proxy rules and regulations promulgated by the Securities and Exchange Commission, publicly held corporations are required to disclose to their shareholders certain information concerning, or deemed relevant to, compensation paid to its Named Officers (as defined in the next sentence) and to present that information in tabular and graphic form. The first table contains a summary of annual and long-term compensation for services in all capacities to Second Bancorp and its subsidiary for calendar years 1996, 1995, and 1994, of those persons who were, at December 31, 1996, (i) the chief executive officer and (ii) the four other most highly compensated executive officers of Second Bancorp and its subsidiary (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                       COMPENSATION
                                                                       -----------
                                                ANNUAL                 SECURITIES
                                             COMPENSATION              UNDERLYING
                                     -----------------------------       OPTION           ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR      SALARY       BONUS       AWARDS(2)      COMPENSATION(3)
---------------------------------    ----     --------     -------     -----------     ---------------
Alan G. Brant,                       1996     $238,000     $82,000        3,750            $ 9,168
Chairman and President of
Second Bancorp, Inc., and            1995     $230,000     $86,000        3,750            $ 8,973
Chief Executive Officer,
Director,
and President of The Second          1994     $200,000     $80,000        3,750            $ 9,168
National Bank of Warren(1)

George R. Dovich,                    1996     $125,500     $43,000        3,500            $ 7,828
Vice President of Second
Bancorp, Inc., and Executive         1995     $119,500     $43,000        3,300            $ 7,605
Vice President and Director
of The Second National               1994     $114,500     $40,000        3,300            $ 5,801
Bank of Warren

William Hanshaw,                     1996     $105,500     $35,000        3,200            $ 4,078
Executive Officer of
Second Bancorp, Inc. and             1995     $101,000     $30,000        3,000            $ 3,978
Senior Vice President of
The Second National Bank             1994     $ 97,000     $27,000        3,000            $ 4,044
of Warren

David L. Kellerman,                  1996     $ 90,375     $36,000        3,500            $ 5,226
Treasurer of Second
Bancorp, Inc., and Senior Vice       1995     $ 82,667     $34,000        3,300            $ 4,843
President and Chief Financial
Officer of The Second National       1994     $ 74,000     $30,000        3,300            $ 3,375
Bank of Warren

Diane C. Bastic,                     1996     $ 94,917     $28,000        3,200            $ 6,157
Executive Officer of
Second Bancorp, Inc., and            1995     $ 90,333     $26,000        3,000            $ 5,837
Senior Vice President of The
Second National Bank of Warren       1994     $ 85,917     $24,000        3,000            $ 4,445

---------------

(1) Mr. Brant also received fees in the amount of $7,700 for 1996, $8,400 for 1995, and $4,500 for 1994 in compensation for his services as a director of Second Bancorp.

(2) Option awards for 1994 have been adjusted to take into account a May 1, 1995, 3-for-2 common stock split.

(3) Amounts reported for 1996 represent the sum of the Company's contributions on behalf of each of the Named Officers under the Company's employee savings plan ($7,125, $7,125, $3,619, $4,739 and $5,531 respectively for Officers
    Brant, Dovich, Hanshaw, Kellerman, and Bastic) and executive long term disability plan ($2,043, $703, $459, $487, and $626 respectively for Officers Brant, Dovich, Hanshaw, Kellerman, and Bastic).

                           OPTION GRANTS DURING 1996

     The second table contains information on stock options granted during 1996 to the Named Officers and their potential realizable value.
--------------------------------------------------------------------------------

                                                                                          POTENTIAL REALIZABLE VALUE
                         NUMBER OF      % OF TOTAL                                        AT ASSUMED ANNUAL RATES OF
                         SECURITIES      OPTIONS                                         STOCK PRICE APPRECIATION FOR
                         UNDERLYING     GRANTED TO                                               OPTION TERM
                          OPTIONS      EMPLOYEES IN      EXERCISE OR      EXPIRATION     ----------------------------
        NAME             GRANTED(1)    FISCAL YEAR      BASE PRICE(2)      DATE(3)           5%              10%
---------------------    ---------     ------------     -------------     ----------     -----------     ------------
Alan G. Brant              3,750           11.9%           $26.875          6/20/06      $    63,375     $    160,613
George R. Dovich           3,500           11.1%           $26.875          6/20/06      $    59,150     $    149,905
William Hanshaw            3,200           10.1%           $26.875          6/20/06      $    54,080     $    137,056
David L. Kellerman         3,500           11.1%           $26.875          6/20/06      $    59,150     $    149,905
Diane C. Bastic            3,200           10.1%           $26.875          6/20/06      $    54,080     $    137,056
ALL COMMON
SHAREHOLDERS               NA             NA                NA               NA          $57,244,544     $145,024,024

--------------------------------------------------------------------------------

(1) Stock options awarded to the Named Officers were granted June 21, 1996, but are not exercisable until June 21, 1997.

(2) The base price of each option awarded was equal to the mean of the bid and ask price of the Corporation's common stock on the date the option was granted.

(3) Notwithstanding the stated expiration date, all stock options held by an individual terminate if that person ceases to be an employee for any reason other than death or retirement. In the event of death or retirement, options must be exercised by the earlier of the expiration date of the option or the third anniversary date of the event.

     AGGREGATED OPTION/SAR EXERCISES IN 1996 AND YEAR-END OPTION/SAR VALUES

     The third table contains information on the value realized by the Named Officers during 1996 on their exercise of stock appreciation rights (SARs) and stock options and the number and value of unexercised stock options and SARs at year-end 1996.

-------------------------------------------------------------------------------------------------------------------------------
                                                                   NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                                                   OPTIONS AND SARS AT                  AND SARS AT YEAR-
                              SHARES                                  YEAR-END 1996                        END 1996(2)
                             ACQUIRED           VALUE        --------------------------------     -----------------------------
         NAME             ON EXERCISE(1)     REALIZED(2)     EXERCISABLE(3)     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------------    --------------     -----------     --------------     -------------     -----------     -------------
Alan G. Brant(4)              12,150          $ 240,161          19,650             3,750          $ 316,934         $18,281
George R. Dovich              0                  0               12,900             3,500          $ 179,972         $17,063
William Hanshaw(5)             5,250          $  46,748           3,000             3,200          $  31,875         $15,600
David L. Kellerman(6)          5,550          $  56,523           3,300             3,500          $  35,063         $17,063
Diane C. Bastic(7)             1,800          $  32,099           8,250             3,200          $ 102,061         $15,600
-------------------------------------------------------------------------------------------------------------------------------


(1) For all SARs exercised, the number of underlying securities with respect to which the SARs were exercised.

(2) Market value of underlying securities at exercise or year-end, minus the exercise or base price.

(3) The number of all options and SARs granted prior to 1995 adjusted for a 3-for-2 common stock split May 1, 1995.

(4) 9,900 SARs with a base price of $7.30 per share exercised March 4, 1996, at a 5 day average price of $28.50 per share ($209,880 value realized) and 2,250 share stock option with a base price of $14.667 per share exercised March 18, 1996, on which date the price of the Company's common stock was $28.125 per share ($30,281 value realized).

(5) 2,250 share stock option with a base price of $18.417 per share exercised January 2, 1996, on which date the price of the Company's common stock was $28.75 per share ($23,249 value realized), and 3,000 share stock option with a base price of $21.167 per share exercised February 2, 1996, on which date the price of the Company's common stock was $29 per share ($23,499 value realized).

(6) 2,250 share stock option with a base price of $18.417 per share exercised January 2, 1996, on which date the price of the Company's common stock was $28.75 per share ($23,249 value realized), and 3,300 share stock option with a base price of $21.167 per share exercised August 20, 1996, on which date the price of the Company's common stock was $31.25 per share ($33,274 value realized).

(7) 1,800 share stock option with a base price of $14.667 per share exercised September 18, 1996, on which date the price of the Company's common stock was $32.50 per share ($32,099 value realized).

             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation and Organization Committee of the Board of Directors (the "Committee") is a joint committee of Second Bancorp, Inc., and its subsidiary, The Second National Bank of Warren (together, the "Company"), and is composed of outside directors John A. Anderson (Committee chairman), Cloyd J. Abruzzo, and Robert J. Webster. The Committee reviews and approves all officer compensation levels with a view toward attracting and retaining qualified, competent executives to lead the Company in its achievement of its business objectives and to enhance long-term shareholder value.

                         EXECUTIVE OFFICER COMPENSATION

     The Company's executive officer compensation program comprises base salaries, discretionary cash incentive bonuses, and long-term incentives in the form of stock option grants and, previously, stock appreciation rights ("SARs").

     Base Salary. Each executive officer's salary level is reviewed annually based upon performance of functional responsibilities, contribution to corporate strategic goals, experience, and demonstrated capabilities. Measurements of performance may be quantitative and/or qualitative depending upon the context of the job under evaluation.

     Discretionary Cash Incentive Bonus. The Company pays discretionary bonuses to its executive officers from an incentive pool derived from a pre-set percentage of the Company's pre-tax earnings (excluding security transactions). The pool for 1995 from which bonuses were paid in 1996 (following independent audit of 1995 results) was set at 3% of such pre-tax earnings. The payment of discretionary cash incentive bonuses during 1996 reflected the fact that as a result of executive management's efforts, the Company met or exceeded financial goals set at the beginning of 1995 for, among other things, profitability and asset growth, and continued to implement strategies focused on sustainable, long-term performance of the organization. Cash bonuses were paid from the incentive pool during 1996 to 9 individuals in amounts representing the Committee's subjective assessment of the executive's contribution to the Company's success, experience and demonstrated capabilities.

     Stock Option Grants. To achieve long-term enhancement of shareholder value, the Company has an incentive program which involves the granting of stock options to a limited number of key officers, including its executive officers. Options are awarded by the Committee under the Company's Stock Option Incentive Plan originally approved by the shareholders on May 14, 1991 and amended on May 10, 1994. Options are awarded under the plan at an exercise price determined by the Committee, such price to be no less than the mean of the "bid" and "ask" prices of Second Bancorp's common stock on the date of the grant. Options are awarded for ten year periods but are not exercisable until the first anniversary of any grant and are currently subject to an annual limit of 3,750 shares to any individual. Options are awarded subjectively with the Committee taking into consideration the same attributes that are considered in the setting of salaries and the distribution of cash incentive bonuses. During 1996, a total of 31,650 options representing a like number of Company shares were awarded to 10 individuals under the plan.

                      CHIEF EXECUTIVE OFFICER COMPENSATION

     Measurements employed in determining compensation paid to Alan G. Brant are generally similar to those applicable to other executive officers, but also include his performance in attracting, developing, retaining, and motivating key management members critical to the achievement of the Company's short and long term growth, earnings, and strategic goals. Enhancement of shareholder value on a total return basis as demonstrated by the common stock performance graph on the following page is also considered in the assessment of Mr. Brant's performance. Elements of Mr. Brant's compensation thus set by the Committee are reviewed and approved by remaining outside members of the Board.

     The base salary and incentive cash bonus paid Mr. Brant in 1996 (as indicated in the Executive Compensation Table in this proxy statement) were a direct and indirect reflection of (i) the Company's progress and performance, and to a lesser extent (ii) salaries and bonuses paid to CEOs of banking companies similar to the Company in size and market areas.

     Since stock option grants, and previously awarded stock appreciation rights, depend upon increases in the Company's common stock price to have value as an incentive to the recipient, such grants/awards are viewed by the Committee as integral components of Mr. Brant's (and other key executives') compensation arrangement. They are a highly effective tool in directly aligning his financial interests, and the interests of the executive team, with those of the Company's shareholders.

                                         Cloyd J. Abruzzo
                                         John A. Anderson
                                         Robert J. Webster

                         COMMON STOCK PERFORMANCE GRAPH

     As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five year comparison of total return to Second Bancorp common shareholders with an appropriate broad based market index and an index of stock performance by a peer group of publicly traded companies. The graph that follows compares year-end total shareholder returns, assuming dividend reinvestment, for the five-year period ending December 31, 1996, on Second Bancorp common stock with the Nasdaq Bank Stocks Index (Nasdaq Banks) and Nasdaq Stock Market Index (Nasdaq Market). The Nasdaq Bank Stocks Index is a peer group index of total stock return for all domestic banks traded on the Nasdaq. The Nasdaq Stock Market Index is a broad based index of total stock return for all U.S. Companies traded on the Nasdaq National Market.

                         COMMON STOCK PERFORMANCE GRAPH

  MEASUREMENT PERIOD
(FISCAL YEAR COVERED)             SECOND BANCORP        NASDAQ BANKS        NASDAQ MARKET
YE '91                               100.00               100.00               100.00
YE '92                               140.70               145.60               116.40
YE '93                               197.50               166.00               133.60
YE '94                               205.50               165.40               130.60
YE '95                               286.10               246.30               184.70
YE '96                               315.30               325.60               227.20

                             DIRECTOR COMPENSATION

     Each Second Bancorp director was paid $4,500 for serving on the Board of Directors in 1996 and $400 for each board meeting attended.

                                  PENSION PLAN

     Second Bancorp has no pension plan, but its officers are participants in the pension plan of Second National. Second National has a defined benefit non-contributory pension plan for all of its employees, "The Employees Retirement Plan of The Second National Bank of Warren". Due to the plan's fully funded status, the aggregate contribution for all plan participants for 1996 was 0 percent of the total remuneration of the plan participants. Remuneration for the purposes of the plan is the total of salaries, commissions, and bonuses paid during the year as set forth above. The retirement benefits under the pension plan are based primarily on years of service and remuneration and take into account, among other things, the retirement benefit paid under the Social Security Act. The normal retirement date for the pension plan is age 65. No pension benefits were paid to the Named Officers in 1996.

     The following table sets forth the estimated annual benefits at normal retirement age pursuant to the provisions of the pension plan to persons in specified remuneration and year-of-service classifications:

                                      ESTIMATED ANNUAL PENSION
                                      FOR REPRESENTATIVE YEARS
                                          OF CREDIT SERVICE
           FINAL AVERAGE     -------------------------------------------
           REMUNERATION        10          20          30          40
           -------------     -------     -------     -------     -------
             $ 100,000       $20,100     $40,200     $50,200     $50,200
               125,000        25,300      50,700      63,300      63,300
               150,000        30,600      61,200      76,500      76,500
               175,000        32,700      65,400      81,700      81,700
               200,000        32,700      65,400      81,700      81,700
               250,000        32,700      65,400      81,700      81,700
               300,000        32,700      65,400      81,700      81,700

     Officers Brant, Dovich, Hanshaw, Kellerman, and Bastic had as of December 31, 1996, 11, 11, 7, 15, and 11 years, respectively, of completed credited service under Second National's pension plan.

                            EMPLOYEES' SAVINGS PLAN

     The officers of Second Bancorp are participants in The Employees' Savings Plan of The Second National Bank of Warren (the "Plan"). Any employee who has completed 1,000 hours of service to Second National is eligible to participate in the Plan. The Plan provides that any eligible employee may elect a deduction from his/her salary, ranging from 1-15% of compensation per payroll period, the amount of which will be held by the Plan trustee for the account of such employee. Under the Plan, Second National will contribute to the Plan, on behalf of each participating employee, an amount equal to 75% of the lesser of (i) the participating employee's contribution to the Plan, or (ii) 6% of the participating employee's compensation. Participation in the Plan is voluntary. Amounts held by the Plan trustee for a participating employee may be withdrawn by such employee upon termination of employment with Second National, or upon reaching the age of 59 1/2. Amounts set aside for a participating employee's benefit, through salary deduction, will be invested by the Plan trustee at the participant's direction in one of several investment vehicles -- a Money Market Fund, a Second Bancorp Stock Fund, a Fixed Income Common Trust Fund, an Equity Common Trust Fund, or a Growth Common Trust Fund. Second National's portion of the contribution is invested solely in the Second Bancorp Stock Fund. The trust agreement governing administration of the Plan was amended in 1996 to pass through voting authority over vested Second Bancorp shares held in the Plan to individual employee participants.

                   CERTAIN AGREEMENTS WITH EXECUTIVE OFFICERS

     Second Bancorp and Mr. Brant are parties to a stock appreciation rights agreement. Pursuant to the terms of that agreement, Mr. Brant has been granted appreciation rights in Second Bancorp common stock. On the occurrence of certain specified events, such rights would entitle him to receive a cash payment in an amount equal to the increase in value of a share between the date of the grant of such rights and the reference date for payment, times the number of stock appreciation rights being exercised. By written action effective December 18, 1996, Second Bancorp's Board of Directors authorized a two year extension of Mr. Brant's stock appreciation rights agreement to March 31, 1999 to coincide with the expiration of his employment agreement (see the following). Second Bancorp and Mr. Brant are also parties to an employment agreement, a consulting agreement, and a deferred compensation agreement. The employment agreement, which is presently operative, sets forth the terms and conditions applicable to Mr. Brant's service as President and Chief Executive Officer of Second National. The term of Mr. Brant's employment agreement runs through March 31, 1999. The consulting agreement, which is not presently operative, sets forth the terms and conditions which would be applicable to Mr. Brant's rendering consulting services to Second National in the event he ceases to hold the offices of President and Chief Executive Officer of Second National. Under the consulting agreement, Mr. Brant is obligated to provide consulting services to

Second National for a period of three years following the date of termination of his employment as a result of a change in control of the Company or one year if he is otherwise terminated (other than for cause), in return for which he will receive his annual salary in effect at the date of termination of his employment plus bonus and normal employment fringe benefits, during each year in the consulting term. The deferred compensation agreement replaces a supplemental pension agreement which provided that Mr. Brant would receive an additional year of pension credit for every two years of service. The deferred compensation agreement provides that Mr. Brant will receive the benefit contemplated by the supplemental pension agreement without regard to the limits placed on executive compensation by the Internal Revenue Code.

     Second Bancorp has entered into severance agreements with Messrs. Dovich, Hanshaw, Kellerman, Ms. Bastic, and four other key executives. Those agreements generally provide certain benefits to the executive if his/her employment is terminated within one year after the date of any change in control of the Company or if the executive resigns within that time frame as a result of a significant reduction in job responsibilities or compensation, or relocation of his/her job to a place more than 40 miles distant. Upon any such occurrence, the executive will be entitled to a continuation of salary and benefits for three years and executive job search assistance. These agreements remain in effect through May 31, 2003, unless the executive voluntarily leaves the Company's employ or is terminated for cause before that date.

                   TRANSACTIONS WITH DIRECTORS AND MANAGEMENT

     All of the directors and officers of Second Bancorp and Second National, and the companies with which they are associated, were customers of and had banking transactions with Second National in the ordinary course of the bank's business during fiscal year 1996 and to date. Except as disclosed herein, loans and commitments to loan included among such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated persons. Such transactions did not involve more than the normal risk of collectibility or present other unfavorable features.

     In 1987 Courthouse Square Realty, a general partnership ("Realty"), obtained a $1,000,000 commercial loan from the Bank for the purpose of financing the renovation of a commercial office building in Warren, Ohio. That loan was defaulted upon in December, 1990 and, with the exception of the application of rental payments received from a tenant of the properties which collateralized the credit, no payments were made on the loan thereafter. Collection efforts were commenced by the Bank and resulted in a settlement of the remaining indebtedness as of December 31, 1996. Under the terms of the settlement the Bank received a $400,000 cash payment, waived its right to accrued but unpaid interest on the loan, and agreed to refinance the remaining principal balance. Realty has been dissolved and replaced by Park Properties, Inc. as primary obligor on the loan. The refinanced loan continues to perform as agreed through the date of this Proxy Statement. John L. Pogue, a Second Bancorp director, was a non-guarantying general partner of Realty.

     Two of the Bank's branches are owned by John C. Gibson, a director of the Company and the Bank, or related entities. During 1996, the Bank leased its Newton Falls branch from Mr. Gibson and J. D. Gibson at an annual lease rental rate of $33,600. In addition, during 1996, the Bank also leased its Champion branch from the Cousins Company, an entity 50% owned by Mr. Gibson, at an annual lease rental rate of $40,158. The Bank continues to make monthly lease payments to both Mr. Gibson and Cousins Company for those branches under lease agreements expiring in 2001 and 2004, respectively.

     Mr. Gibson also serves as Chairman of the Board of Jack Gibson Construction Company ("Gibson Construction"). During 1996, the Bank contracted with Gibson Construction with respect to a number of facilities renovation and repair projects primarily at the Bank's main office and the Company's headquarters in Warren, Ohio. Fees paid to Gibson Construction by the Company during 1996 for services performed in the normal course of business totaled $110,498.

     The Bank subleases space in its main office building to various entities including the Raymond John Wean Foundation, which subleased office space in 1996 at an annual lease rental rate of $15,120. Raymond John Wean, III, a director of the Company, is one of four administrators of that Foundation.

     The firm of Hoppe, Frey, Hewitt & Milligan, of which John L. Pogue, a director of the Company, is a partner, was paid fees for various legal services performed for the Company and the Bank in the normal course of their business during 1996 and it is anticipated that they will continue to do so. Legal fees (and including director fees due Mr. Pogue) paid to that firm in 1996 were approximately $179,537. In addition, the firm subleased space from the Bank in its main office building during 1996 at an annual lease rental rate of $74,820.

        PROPOSED AMENDMENT TO SECOND BANCORP'S ARTICLES OF INCORPORATION

     At the meeting there will be presented to the shareholders a proposal to amend Second Bancorp's Articles of Incorporation (the "Articles") for the sole purpose of increasing the number of authorized common shares of the Company from ten million (10,000,000) shares to twenty million (20,000,000) shares. Specifically, it will be proposed that the shareholders of the Company adopt the following resolutions:

     RESOLVED, that Article FOURTH of the Articles of Incorporation of Second Bancorp, Incorporated be amended by restating the preamble thereof to read as follows:

     "FOURTH: The maximum number of shares of capital stock which this Corporation is authorized to have issued or to have outstanding at any time shall be twenty-three million (23,000,000) shares, consisting of twenty million (20,000,000) shares of Common Stock, without par value ("Common Shares"), one and one-half million (1,500,000) shares of Class A Serial Preferred Stock, without par value ("Class A Serial Preferred Shares"), and one and one-half million (1,500,000) shares of Class B Serial Preferred Stack, without par value ("Class B Serial Preferred Shares"). The Board of Directors of the Corporation is hereby empowered to issue, from time to time, shares of its stock, whether now or hereafter authorized. No holder of any class of shares of the Corporation shall have any pre-emptive rights to purchase or to have offered to them for purchase any shares or other Securities of the Corporation."

     FURTHER RESOLVED, that except as specifically amended hereby, Article FOURTH and the Articles of Incorporation of the Company be unaffected hereby.

     The Company has announced its intention to split its common stock two-for-one effective May 1, 1997 to shareholders of record as of the close of business on April 30, 1997. After giving effect to that stock split, the Company will have in excess of six million seven hundred thousand (6,700,000) shares of common stock outstanding. The intent of the proposed amendment is to assure that the Company will have sufficient authorized share capacity to accommodate future capital needs and support possible/anticipated acquisition activity.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION.

                                    AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as the independent Certified Public Accountants of Second Bancorp for the year 1997. A resolution requesting shareholder ratification of this appointment will be presented at the Annual Meeting.

     A representative of Ernst & Young LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement, if desired.

                                 MISCELLANEOUS

     The Board of Directors of Second Bancorp is not aware of any matters which are to be presented at the forthcoming Annual Meeting of Shareholders other than those specifically enumerated herein and in the notice of the meeting.

     Whether or not you expect to be present at the Annual Shareholders Meeting, it is important that you sign and return the enclosed proxy. If you do attend the Meeting, you may vote personally rather than by proxy.

     All shares represented by proxy in the form enclosed herewith will, in the absence of other instructions, be voted in favor of:

     (1) Fixing the number of directors at 7;

     (2) Electing Norman C. Harbert, John L. Pogue, and Raymond John Wean, III as directors to serve until the 1999 Annual Meeting of Shareholders or until a successor is elected and qualified;

     (3) Amending the Articles of Incorporation of the Company for the purpose of increasing the number authorized common shares from ten million (10,000,000) shares to twenty million (20,000,000) shares; and

     (4) Ratifying the appointment of Ernst & Young LLP as the independent Certified Public Accountants of Second Bancorp.

     Management knows of no other matters to be voted upon at the Annual Meeting. If any other matter properly comes before the Annual Meeting, it is the intention of the persons named in the form of proxy to vote upon any such matters in accordance with the recommendations of the Board of Directors.

     The cost of solicitation of proxies shall be borne by Second Bancorp, including the cost of preparing and mailing this Proxy Statement. Such solicitation will be made by mail and may be by contacts made by the Board of Directors and employees of Second Bancorp and Second National personally or by telephone or telegram.

                         SHAREHOLDER PROPOSALS -- 1998

     In order for shareholder proposals to be considered for presentation at the 1998 Annual Meeting of Shareholders, such proposals must be received by Second Bancorp by December 1, 1997.

     THE PROXIES ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE PROXIES MAY BE REVOKED AT ANY TIME PRIOR TO THEIR EXERCISE BY NOTICE IN WRITING DELIVERED TO THE SECRETARY OF SECOND BANCORP OR BY EXECUTION OF A LATER DATED PROXY. FINANCIAL STATEMENTS FOR THE LATEST FISCAL YEAR, PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, ARE CONTAINED IN SECOND BANCORP'S 1996 ANNUAL REPORT MAILED TO SHAREHOLDERS WITH THIS NOTICE AND PROXY STATEMENT. ADDITIONAL COPIES OF SECOND BANCORP'S ANNUAL REPORT FOR 1996 CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST DIRECTED TO THE CORPORATION'S SECRETARY, CHRISTOPHER STANITZ, AT THE ADDRESS SET FORTH ON THE COVER OF THIS PROXY STATEMENT.

                                         Christopher Stanitz
                                         Secretary
                                         Second Bancorp, Incorporated

                         SECOND BANCORP, INCORPORATED
                  PROXY FOR ANNUAL MEETINGS OF SHAREHOLDERS
                           TO BE HELD MAY 13, 1997

The undersigned hereby appoints Eugene E. Rossi, Michael G. Casale, and Frederick M. Shape, and each of them, with power of substitution, proxies to represent the undersigned to vote all common shares of Second Bancorp, Incorporated, owned by the undersigned at the Annual Meeting of Shareholders to be held in the Directors Room at the Main Office of The Second National Bank of Warren, 108 Main Avenue, S.W., Warren, Ohio, on Tuesday, May 13, 1997, at 1:30 P.M. and any adjournment thereof, as marked on the reverse side hereof.

The proxies are also authorized to vote upon such other business as may properly come before the meeting.

None of the above named proxy holders are officers or employees of Second Bancorp, Incorporated.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OR DIRECTORS. THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" THE PROPOSITIONS LISTED ON THIS PROXY CARD UNLESS OTHER INSTRUCTIONS ARE PROVIDED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING PROPOSALS.

1. To fix the number of            For            Against        Abstain
   Directors at 7.
                                   -------        -------        -------

                                                                 Withhold
2. To elect Directors in Class I to               For              Vote
   serve a term of two years. Nominees:
   Harbert, Pogue, and Wean, III                  -------        -------

   A SHAREHOLDER MAY WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE BY LINING THROUGH THE NOMINEE'S NAME LISTED ABOVE.

3. To amend Second Bancorp's       For            Against        Abstain
   Articles of Incorporation
   for the purpose of increasing
   the number of authorized        -------        -------        -------
   common shares from 10,000,000
   to 20,000,000

4. To Ratify the appointment of    For            Against        Abstain
   Ernst & Young LLP, as the
   independent Certified Public
   Accountants of Second Bancorp,  -------        -------        -------
   Incorporated.

               The undersigned hereby ratifies and confirms all that said proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting. The undersigned acknowledges receipt of Notice of Annual Shareholders Meeting and the Proxy Statement accompanying the notice.

               Please sign exactly as name appears at left. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If a corporation or partnership, please sign corporate or partnership name by authorized officer.



Dated Signed           , 1997
            -----------                        --------------------------------




                                               --------------------------------
                                               Signature of Shareholders(s)